Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2025, with respect to the consolidated financial statements of Adial Pharmaceuticals, Inc. included in the Annual Report on Form 10-K of Adial Pharmaceuticals, Inc. for the year ended December 31, 2025.

/s/ Marcum LLP

Marlton, NJ

August 28, 2026